EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Kaspien Holdings Inc.:
We consent to the incorporation by reference in the registration statements on Form S-1 (Nos. 333-194933 and 333-266381), S-3 (No. 333-252911) and S-8 (Nos. 333-128210, 333-220432 and 333-267162) of our report dated April 28, 2023, with respect to the consolidated balance sheets of Kaspien Holdings, Inc. and subsidiaries as of January 28, 2023 and January 29, 2022, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the fiscal years ended January 28, 2023 and January 29, 2022, which appears in the Annual Report on Form 10-K of Kaspien Holdings Inc. for the fiscal year ended January 28, 2023.

/s/ Fruci & Associates II, PLLC

Spokane, Washington
April 28, 2023